UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 27, 2009

Allied Capital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	0-22832	52-1081052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1919 Pennsylvania Avenue, N.W., Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202 721-6100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Allied Capital Corporation (the "Company") has previously disclosed that certain events of covenant default have occurred under its revolving line of credit and private notes. The existence of an event of default under the revolving line of credit and private notes restricts the Company from borrowing or obtaining letters of credit under its revolving credit facility, and from declaring dividends or other distributions to its shareholders. The Company continues to pursue a comprehensive restructuring of its debt agreements with the lenders under its revolving line of credit and the holders of its private notes to provide long-term operational flexibility.

Pursuant to the terms of the revolving line of credit, on March 27, 2009, the administrative agent for the lenders terminated substantially all of the unused commitments under the revolving line of credit. As a result, the aggregate commitments under the Company’s revolving line of credit have been reduced to $165 million. As of March 27, 2009, the Company had $50 million in outstanding borrowings and $113.5 million in outstanding letters of credit issued under the revolving line of credit.

Neither the lenders nor the private noteholders have accelerated repayment of the Company’s obligations; however, the occurrence of an event of default permits the holders of 51% or more of any issue of outstanding private notes to accelerate repayment of all amounts due thereunder. Pursuant to the terms of the revolving line of credit, the occurrence of an event of default permits the administrative agent for the lenders, or the holders of more than 51% of the commitments under the revolving line of credit, to accelerate repayment of all amounts due, to terminate commitments thereunder, and to require the Company to provide cash collateral equal to the face amount of all outstanding letters of credit.

The Company has not experienced any default or cross default with respect to its publicly issued unsecured notes payable.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Capital Corporation

April 1, 2009	By:	Penni F. Roll

Name: Penni F. Roll
Title: Chief Financial Officer